Exhibit 8.1

Johan Léonard T +352 26 61 81 90 F +352 26 61 82 johan.leonard@stibbe.com Stibbe 6, rue Jean Monnet L-2180 Luxembourg Luxembourg www.stibbe.com Date 21 February 2024

AUNA S.A. – F-1 Registration Statement

Dear Sir/Madam,

We are acting as Luxembourg counsel for Auna S.A., a Luxembourg société anonyme, having its registered office at 46 A, avenue JF Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Registre de Commerce et des Sociétés de Luxembourg under number B 267590, (the “Company”) in connection with the Registration Statement on Form F-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the offering by the Company of its Class A ordinary shares with a nominal value of US$0.01 per share.

We hereby confirm that the content set forth under the caption “Luxembourg Tax Considerations” in the prospectus of the Company with respect to the ordinary shares of the Company, which is part of the Company’s Registration Statement filed on this date, is our opinion.

For the purpose of this confirmation, we have assumed that the Company is exclusively tax resident in Luxembourg at the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” as regards the Grand Duchy of Luxembourg in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Stibbe Avocats (association d’avocats) is a Luxembourg unincorporated law partnership with VAT number LU24165116. Any services performed by Stibbe Avocats are carried out pursuant to an agreement for services with Stibbe Avocats, which is governed exclusively by Luxembourg law. The general conditions of Stibbe Avocats, which include a limitation of liability, apply and are available on www.stibbe.com/generalconditions or upon request.

We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.

Yours faithfully,

By and on behalf of Stibbe Avocats

Johan Léonard*

Partner

*acting through Johan Léonard S.à r.l.

/s/ Johan Léonard

2